Exhibit 99.1

INSPIRED REPORTS POSITIVE SECOND QUARTER 2020 RESULTS

●	Second Quarter Online Revenue[1] More than Doubled Year Over Year on a Pro Forma Basis[2] and Strength Continues with July Online Revenues Increasing 82% Year Over Year

●	Second Quarter Revenue of $15.6 Million and Adjusted EBITDA[3] of $2.1 Million Despite Customer Closures Related to COVID-19, Due to Extensive Cost Containment and Strong Demand for Online Offerings

●	Approximately 90% of Server Based Gaming Machines Were Available for Play as of August 1st with Encouraging Results; July Average Customer Gross Win Per Unit Per Day Increased Year Over Year and Was Tracking At or Above Pre-COVID Levels[4]

●	Liquidity Position Remains Strong with Cash of $40 Million at Quarter End Following Agreement with Lenders to Amend Covenants without Requirement to Raise Additional Capital

New York, New York, August 13, 2020 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the second quarter ended June 30, 2020.

Total Revenue and Adjusted EBITDA3 were $15.6 million and $2.1 million in the second quarter of 2020, despite the temporary suspension of the Company’s worldwide land-based business resulting from the ongoing COVID-19 global pandemic (“COVID-19 Closures”), mainly due to the aggressive cost containment efforts implemented by management. The Company’s total online business across its gaming and Virtual Sports online channels showed strength and resilience in the quarter with revenues increasing by $4.9 million from the second quarter of 2019 on a pro forma basis, demonstrating the growing presence and popularity of the Company’s online offerings.

“We are pleased with the fundamentals of our business as we have navigated the impact of the COVID-19 Closures. Given these closures, we expected a negative impact in the second quarter, however the implementation of aggressive cost-savings measures and the strong demand in our online business, which more than doubled on a pro forma basis versus last year’s second quarter, helped to compensate for the retail closures and we were able to achieve EBITDA profitability during the quarter,” said Lorne Weil, Executive Chairman of Inspired.

[1]	Online Revenue includes revenue derived from the Company’s Scheduled Online Virtuals, Interactive online and Acquired Business online.
[2]	The financial measure “pro forma” is a non-GAAP financial measure defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table at the end of the release.
[3]	The financial measure “Adjusted EBITDA” is a non-GAAP financial measure defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table at the end of this release.
[4]	Based on Server Based Gaming machines in actual operation.

Summary of Consolidated Second Quarter 2020 Financial Results (unaudited)

						Functional
	Quarter Ended				Currency	Currency
	June 30		Change		Movement	Growth
	2020	2019	(%)		2020	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$15.6	$26.7	(41.6)%		$(0.6)	(39.6)%
Net operating (loss) income	$(13.9)	$(4.5)	NM	[2]	$0.5	NM	[2]
Net (loss)	$(24.5)	$(10.7)	NM	[2]	$0.8	NM	[2]
Net (loss) per diluted share	$(1.09)	$(0.48)	NM	[2]
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$2.1	$8.9	(76.4)%		$(0.1)	(76.0)%

1 Reconciliation to GAAP shown below.

2 Percentage change is not meaningful.

“At this point, many of our customers’ retail venues have re-opened and we are encouraged by the initial results. Server Based Gaming retail recovered faster than we had expected with July Customer Gross Win per unit per day tracking ahead of year-over-year comparisons and at or above pre-COVID levels, however the number of machines in use is still below pre-COVID levels. Pubs and leisure parks did not start to open until July, but we have experienced an improving trend in most of our retail businesses each week since re-openings commenced. We believe we are well-positioned to recover, assuming no further COVID measures are implemented in our markets, given (1) our focus on local, smaller retail venues, which, we believe, are less travel dependent and better situated than larger venues to adapt to social distancing measures, and (2) our European-concentrated business which appears to be better positioned than the United States in managing the COVID-19 health crisis.”

“Subsequent to the end of the quarter, the performance of the online business continues to exhibit resiliency, with July revenues across our online channels increasing by approximately 82% year over year. We have recently signed agreements with several new customers, including Draft Kings, FanDuel and the Oregon Lottery, which has advanced our North American footprint and represents an attractive monetization opportunity going forward.”

“We are now well into a re-normalization of our operations and continue to be diligent with our cost-saving measures and capital allocation strategies. We are taking a prudent approach to returning staff from furlough and have been successful at keeping our labor costs strictly controlled,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “During the quarter we finalized an agreement with our lenders to amend our debt covenants without the requirement to raise additional capital. We believe this strong cost containment and cash management demonstrates our team’s ability to effectively navigate our business over the long term and will directly contribute to future margin improvements as the economy begins to reopen.”

Weil continued, “As we look ahead, we remain confident in the long-term fundamentals of our business. Between the return of our land-based business and the continued growth in our online business, we are upbeat on the outlook for the third quarter and beyond. While the COVID-19 global pandemic will remain challenging and unpredictable, we remain focused and disciplined on our long term strategy, where we continue to see upside from North American penetration, accelerated UK Pub and Leisure digitization, additional customers coming onboard our digitally distributed business lines and the benefits of the integration of our recent acquisition.”

Recent Highlights (through August 12, 2020)

Server Based Gaming (“SBG”)

●	First Valor™ VLT Units Sold in Canada – Subsequent to the end of the quarter, Western Canada Lottery Corporation (“WCLC”), acting on behalf of the Saskatchewan Liquor and Gaming Authority, selected Inspired to provide 100 Valor™ terminals.

Virtual Sports

●	Launched Virtual Plug & Play™ with First Customers – Our complete end-to-end online virtual sportsbook product that allows 14 channels of Virtuals with minimal integration effort launched subsequent to the end of the quarter with several customers.

●	New Virtual Sports Contracts – During the quarter, Inspired signed key contracts for its Virtual Plug & Play™ solution with DraftKings, FanDuel, GVC US, Stoiximan, Aspire, Lottoland, SunCasino, BGO and Tote.

●	High-Profile Virtual Events – During the quarter, Inspired’s Virtual Grand National and “The Kentucky Derby: Triple Crown Showdown” were featured on national television in the UK and the U.S., respectively, with substantial media coverage and impressive viewership.

●	First Free-to-Play Virtual Sports Launched in the U.S. – Subsequent to the end of the quarter, Inspired launched its Virtual Sports on FendOff.com, a new social sports prediction game available to customers in 49 U.S. states that is free to play and managed by the same developers who created Chumba Casino.

●	New Scheduled Virtuals Customers – In the second quarter, Inspired signed on to launch its Scheduled Virtuals with the Oregon Lottery via SBTech’s sportsbook platform, Fortuna (Croatia and Slovakia) and through a distribution agreement with Scientific Games.

●	New Games Launched – In addition to launching our first branded NFL Alumni Virtuals products during the quarter, OPAP launched V-Play Soccer 2.5, the latest addition to our most popular series of games, which is delivering incremental revenues.

Interactive (Results Included within Virtual Sports)

●	Launched 11 New Customers in the Quarter – Our Interactive content launched with several new customers including Lottoland, Boylesports, Harrah’s New Jersey and Casumo.

●	Expanded Portfolio of Interactive RGS Aggregators – Pariplay, iForium NJ and Relax integrations were completed during the quarter.

●	New Game Launches – 11 new games were launched during the quarter including our two summer blockbuster titles, Centurion Megaways™ and Reel King Megaways™. Both titles have shown strong performance since launch.

●	Collaboration with Gaming Realms to Launch Slingo Reel King™ – It was announced during the quarter that Gaming Realms is set to launch our collaborative Slingo Reel Kings™ to its distribution partners in early 2021.

Overview of Second Quarter Results Versus Prior Year Second Quarter on a Reported Basis2

SBG Revenue was $4.0 million, a decrease of 77.1% compared to $17.5 million in the second quarter 2019, primarily due to the adverse impact of the COVID-19 disruptions and the related closures of land-based gaming venues for the majority of the second quarter 2020. SBG Service Revenue was $3.6 million compared to $16.4 million in the second quarter 2019. The COVID-19 impact on revenue in the second quarter 2020 by region was $8.9 million in the UK, $1.7 million in Greece and $1.6 million in Italy. SBG Hardware Revenue declined to $0.4 million from $1.1 million in the second quarter 2019. Revenue during the quarter was attributable to spare part sales in Italy. The second quarter 2019 included the sale of SSBTs in the UK LBO market ($0.3 million) and Flex cabinet sales in the UK leisure market ($0.7 million). Phased re-openings for the SBG business commenced June 8, 2020 in Greece and June 15, 2020 in the UK and Italy with approximately 75% of pre-COVID machines in operation on June 15, 2020 and over 80% of pre-COVID machines by the end of June 2020 showing strong performance. On average in July 2020, the UK, Italy and Greece VLTs were operating at or above pre-COVID levels on a per-unit basis.

2 Currency movements in the period did not materially affect the reported position.

Virtual Sports Revenue, which includes Interactive, increased 6.4% to $9.8 million from $9.2 million in the second quarter 2019. Retail Virtual Sports were suspended for most of the second quarter with phased re-openings beginning May 11, 2020 in Greece and June 15, 2020 in the UK and Italy, resulting in a $3.6 million decline in retail recurring revenue from the COVID-19 shutdowns. Due to the COVID-19 stay-at-home orders and growing migration to gaming online, Scheduled Online Virtuals increased $2.9 million and Interactive increased $1.3 million year over year.

Acquired Business Service Revenue was $1.8 million in the second quarter, of which approximately $1.2 million was generated from the online business. Pubs, leisure parks, motorway service areas (“MSAs”) and adult gaming centers (“AGCs”) were all closed for the entirety of the second quarter. Many locations in England were permitted to reopen beginning July 4, 2020 with social distancing in place. Locations in Scotland have not yet been permitted to turn on machines. July machine play indicated roughly 60% of pre-COVID machines are being made available for play due to social distancing requirements. July performance from MSAs and AGCs has been encouraging with approximately 60% of machines in MSAs and approximately 75% of machines in AGCs open compared to pre-COVID levels. Forward bookings for the Leisure Parks appear to be strong, albeit generally capped at 75% of capacity, with the potential for an extended season into September and October.

SG&A expenses decreased by $2.2 million, or 17.3%, to $10.6 million. Incremental SG&A expenses from the Acquired Businesses amounted to $3.6 million, which was more than offset by a $4.6 million decrease in SG&A for SBG and Virtual Sports attributable to COVID-19 cost containment efforts, including furloughing a large percentage of staff.

Adjusted EBITDA was $2.1 million, a year-over-year decrease of 76.4%. The Legacy Inspired Business contributed $4.9 million to Adjusted EBITDA, which includes the negative impact of the COVID-19 Closures. The Acquired Businesses generated a loss of $2.8 million in Adjusted EBITDA.

Net Cash Provided by Operating Activities Less Cash from Investing Activities during the quarter decreased to an outflow of $5.4 million from an inflow of $6.8 million in the prior year period representing a $12.2 million decrease in cash generation primarily due to the significant impact in the most recent four months of the COVID-19 pandemic. During the middle of March, as land-based businesses began entering lockdown, until the end of June, excluding financing movements, cash decreased $5.0 million, including restructuring/integration payments of $7.3 million. The trading cash increase of $2.3 million excluding these payments, shows the effectiveness of the cash containment efforts.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Pro Forma financial information is intended to illustrate the combined impact of the Company’s Acquired Business by showing how the specific transaction might have affected historical financial statements had the acquisition occurred at the beginning of the acquirer’s most recently completed fiscal year.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below. The 2018/2019 EBITDA comparison does not include the Acquired Businesses in the 2019 numbers.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Thursday, August 13, 2020 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until August 20, 2020 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10146490. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2019 and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. In addition, the statements made by the Company with respect to the potential future impact of COVID-19 on the Company’s business and operations, and the Company’s expected responses thereto, are forward-looking statements. The Company encourages investors to visit its website from time to time, as information is updated and new information is posted. The Company does not undertake to update its forward-looking statements, except as may be required by law.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash	$39.9	$29.1
Accounts receivable, net	18.6	24.2
Inventory, net	19.0	18.8
Prepaid expenses and other current assets	17.0	23.2
Total current assets	94.5	95.3

Property and equipment, net	68.4	79.3
Software development costs, net	41.0	46.9
Other acquired intangible assets subject to amortization, net	7.3	9.9
Goodwill	75.4	80.9
Right of use asset	12.7	9.4
Investment	—	0.6
Other assets	4.0	5.1
Total assets	$303.3	$327.4

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$21.3	$22.2
Accrued expenses	26.7	31.2
Corporate tax and other current taxes payable	6.0	6.6
Deferred revenue, current	9.2	10.1
Operating lease liabilities	3.3	3.6
Other current liabilities	1.4	1.9
Current portion of long-term debt	24.7	2.6
Current portion of finance lease liabilities	0.6	0.1
Total current liabilities	93.2	78.3

Long-term debt	268.4	270.5
Long term finance lease liabilities	0.5	—
Deferred revenue, net of current portion	13.9	17.7
Derivative liability	1.6	—
Operating lease liabilities	9.2	5.2
Other long-term liabilities	8.3	5.2
Total liabilities	395.1	376.9

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,405,376 shares and 22,230,768 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Additional paid in capital	348.6	346.6
Accumulated other comprehensive income	42.7	45.1
Accumulated deficit	(483.1)	(441.2)
Total stockholders’ deficit	(91.8)	(49.5)
Total liabilities and stockholders’ deficit	$303.3	$327.4

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Service	$15.2	$25.6	$58.4	$56.4
Hardware	0.4	1.1	9.5	4.0
Total revenue	15.6	26.7	67.9	60.4

Cost of sales, excluding depreciation and amortization:
Cost of service	(3.1)	(5.3)	(9.7)	(10.7)
Cost of hardware	(0.3)	(1.0)	(7.3)	(2.6)
Selling, general and administrative expenses	(10.6)	(12.8)	(39.7)	(27.5)
Stock-based compensation expense	(1.0)	(2.3)	(2.0)	(4.4)
Acquisition and integration related transaction expenses	(1.2)	(0.7)	(4.4)	(1.6)
Depreciation and amortization	(13.3)	(9.1)	(25.9)	(18.8)
Net operating loss	(13.9)	(4.5)	(21.1)	(5.2)

Other (expense) income
Interest income	0.1	0.1	0.4	0.1
Interest expense	(8.1)	(4.0)	(14.2)	(8.5)
Change in fair value of earnout liability	—	—	—	(2.3)
Change in fair value of derivative liability	—	(1.3)	—	(0.1)
Loss from equity method investee	—	—	(0.5)	—
Other finance income (expense)	(2.5)	(0.9)	(6.2)	0.3

Total other expense, net	(10.5)	(6.1)	(20.5)	(10.5)

Loss before income taxes	(24.4)	(10.6)	(41.6)	(15.7)
Income tax expense	(0.1)	(0.1)	(0.3)	—
Net loss	(24.5)	(10.7)	(41.9)	(15.7)

Other comprehensive (loss)/income:
Foreign currency translation gain	0.4	0.7	3.5	0.2
Change in fair value of hedging instrument	(0.8)	2.4	(2.3)	0.3
Reclassification of gain on hedging instrument to comprehensive income	0.3	(2.6)	0.7	(1.1)
Actuarial losses on pension plan	(8.7)	(2.0)	(4.3)	(1.1)
Other comprehensive loss	(8.8)	(1.5)	(2.4)	(1.7)

Comprehensive loss	$(33.3)	$(12.2)	$(44.3)	$(17.4)

Net loss per common share – basic and diluted	$(1.09)	$(0.48)	$(1.87)	$(0.73)

Weighted average number of shares outstanding during the period – basic and diluted	22,400,107	22,193,955	22,392,218	21,583,648

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(41.9)	$(15.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25.9	18.8
Amortization of right of use asset	2.0	—
Stock-based compensation expense	2.0	4.4
Change in fair value of derivative liability	—	0.1
Change in fair value of earnout liability	—	2.3
Impairment of investment in equity method investee	0.7	—
Foreign currency translation on senior bank debt	6.6	0.3
Foreign currency translation on cross currency swaps	—	(0.6)
Reclassification of gain on hedging instrument to comprehensive income	0.5	—
Non-cash interest expense relating to senior debt	1.2	0.9
Changes in assets and liabilities:
Accounts receivable	3.7	0.8
Inventory	(1.4)	(0.5)
Prepaid expenses and other assets	5.7	4.5
Corporate tax and other current taxes payable	0.1	(0.5)
Accounts payable	0.8	4.4
Deferred revenues and customer prepayment	(3.8)	(2.1)
Accrued expenses	9.3	2.4
Operating lease liabilities	(1.6)	—
Other long-term liabilities	0.4	0.2
Net cash provided by operating activities	10.2	19.7

Cash flows from investing activities:
Purchases of property and equipment	(8.8)	(2.2)
Disposals of property and equipment	—	0.2
Purchases of capital software	(6.7)	(7.8)
Net cash used in investing activities	(15.5)	(9.8)

Cash flows from financing activities:
Proceeds from issuance of revolver	22.3	9.3
Debt fees incurred	(3.1)	—
Repayments of finance leases	(0.6)	(0.3)
Net cash provided by financing activities	18.6	9.0

Effect of exchange rate changes on cash	(2.5)	(1.2)
Net increase in cash	10.8	17.7
Cash, beginning of period	29.1	16.0
Cash, end of period	$39.9	$33.7

Supplemental cash flow disclosures
Cash paid during the period for interest	$0.4	$8.2
Cash paid during the period for income taxes	$0.1	$—
Cash paid during the period for operating leases	$1.2	$—

Supplemental disclosure of non-cash investing and financing activities
Lease liabilities arising from obtaining right of use assets	$(6.1)	$—
Adjustment to goodwill arising from adjustment to fair value of assets acquired	$(0.3)	$—
Capitalized interest payments	$10.6	$—
Property and equipment acquired through finance lease	$1.5	$—
Additional paid in capital reclassified from derivative liability	$—	$0.8

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Six-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	June 30,	June 30,	June 30,	June 30,
(In millions)	2020	2019	2020	2019
Net loss	$(24.5)	$(10.7)	$(41.9)	$(15.7)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.1	0.4	0.3

Items outside the normal course of business:
Costs of group restructure	0.3	1.1	0.4	2.7
Acquisition and integration related transaction expenses	1.2	0.7	4.4	1.6
Impairment on interest in equity method investee	-	-	0.7	-

Stock-based compensation expense	1.0	2.3	2.0	4.4

Depreciation and amortization	13.3	9.1	25.9	18.8
Total other expense, net	10.5	6.1	20.0	10.5
Income tax	0.1	0.1	0.3	(0.0)
Adjusted EBITDA	$2.1	$8.9	$12.1	$22.5

Adjusted EBITDA	£1.7	£6.9	£9.5	£17.4

Exchange Rate - $ to £	1.24	1.29	1.27	1.30

Scheduled Online Virtual Sports and Interactive Total Pro Forma Revenue

				Three Months Ended			Six Months Ended
	July (Preliminary)		Change	30-Jun		Change	30-Jun		Change
(In millions of GBP)	2020	2019	%	2020	2019	%	2020	2019	%

Total Revenue £'m - Scheduled Online Virtuals	£1.2	£0.7	77.3%	£5.2	£2.4	114.4%	£7.9	£5.3	48.3%
Total Revenue £'m - Interactive	£0.6	£0.2	181.3%	£1.8	£0.7	145.5%	£2.8	£1.4	101.6%
Total Revenue £'m - Interactive (Acquired Business)(1)	£0.3	£0.3	10.6%	£1.0	£0.8	26.0%	£1.7	£1.3	28.4%

Pro Forma Total Revenue £'m - Scheduled Online Virtuals and Interactive	£2.1	£1.1	82.4%	£7.9	£3.9	103.2%	£12.3	£8.0	54.3%

in millions of USD	$2.6	$1.4	85.2%	$9.9	$5.0	96.3%	$15.7	$10.3	51.6%

Exchange Rate - $ to £	1.27	1.25		1.24	1.29		1.27	1.30

(1)	For 2020 periods, Interactive (Acquired Business) revenue is reported within Acquired Business segment. For 2019 periods, Interactive (Acquired Business) revenue is shown on a pro forma basis.

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended June 30, 2020

	Server Based Gaming	Virtual Sports	Acquired Businesses	Intergroup Eliminations	Corporate Functions	Total
	(in millions)
Revenue:
Service	$3.6	$9.8	$1.8	$—	$—	$15.2
Hardware	0.4	—	—	—	—	0.4
Total revenue	4.0	9.8	1.8	—	—	15.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(1.0)	(1.2)	(0.9)	—	—	(3.1)
Cost of hardware	(0.3)	—	—	—	—	(0.3)
Selling, general and administrative expenses	(2.0)	(1.1)	(3.6)	—	(3.9)	(10.6)
Stock-based compensation expense	(0.1)	(0.1)	—	—	(0.8)	(1.0)
Acquisition and integration related transaction expenses	—	—	—	—	(1.2)	(1.2)
Depreciation and amortization	(6.0)	(1.4)	(5.6)	—	(0.3)	(13.3)
Segment operating income (loss)	(5.4)	6.0	(8.3)	—	(6.2)	(13.9)

Net operating loss						$(13.9)

Total assets at June 30, 2020	$64.2	$64.7	$135.7	$—	$38.7	$303.3

Total goodwill at June 30, 2020	$—	$43.4	$32.0	$—	$—	$75.4
Total capital expenditures for the three months ended June 30, 2020	$0.5	$2.0	$0.5	$—	$0.6	$3.6

Three Months Ended June 30, 2019

	Server Based Gaming	Virtual Sports	Acquired Businesses	Intergroup Eliminations	Corporate Functions	Total
	(in millions)
Revenue:
Service	$16.4	$9.2	$—	$—	$—	$25.6
Hardware	1.1	—	—	—	—	1.1
Total revenue	17.5	9.2	—	—	—	26.7
Cost of sales, excluding depreciation and amortization:			—	—
Cost of service	(4.4)	(0.9)	—	—	—	(5.3)
Cost of hardware	(1.0)	—	—	—	—	(1.0)
Selling, general and administrative expenses	(6.0)	(2.1)	—	—	(4.7)	(12.8)
Stock-based compensation expense	(0.5)	(0.3)	—	—	(1.5)	(2.3)
Acquisition and integration related transaction expenses	—	—	—	—	(0.7)	(0.7)
Depreciation and amortization	(7.2)	(1.4)	—	—	(0.5)	(9.1)
Segment operating income (loss)	(1.6)	4.5	—	—	(7.4)	(4.5)

Net operating loss						$(4.5)

Total assets at December 31, 2019	$80.8	$66.8	$156.7	$—	$23.1	$327.4

Total goodwill at December 31, 2019	$—	$46.4	$34.5	$—	$—	$80.9
Total capital expenditures for the three months ended June 30, 2019	$2.1	$1.6	$—	$—	$0.5	$4.2